Exhibit 99.1

News Release

Contacts:

Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS 2009 FULL-YEAR SALES OF $30.9 BILLION; EARNINGS PER SHARE OF $2.85

•	Fourth Quarter Sales of $8.1 Billion and EPS of $0.91
•	Record Cash Flow from Operations of $3.9 Billion and Free Cash Flow of $3.3 Billion in 2009
•	Company Reaffirms 2010 Full-Year Financial Guidance

MORRIS TOWNSHIP, N.J., January 29, 2010 -- Honeywell (NYSE: HON) today announced full-year 2009 sales of $30.9 billion vs. $36.6 billion in 2008. Earnings per share were $2.85 vs. $3.76 in the prior year. Free cash flow was $3.3 billion (cash flow from operations of $3.9 billion less capital expenditures). Free cash flow conversion (free cash flow divided by net income) was 155% of net income for the full-year.

Fourth quarter sales were $8.1 billion versus $8.7 billion in 2008. Earnings per share were $0.91 versus $0.97 in the prior year fourth quarter. Free cash flow was $1.1 billion and cash flow from operations was $1.3 billion. Fourth quarter free cash flow conversion was 154% of net income.

“Honeywell continues to execute well, as evidenced by our strong fourth quarter finish and record free cash flow generation in 2009,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “Despite a challenging year, we delivered on our financial commitments, while continuing to invest in new products, geographic expansion, and key process initiatives. The benefits from these investments give us strong momentum entering 2010. We introduced more than 600 new products last year and expanded our footprint in key emerging regions. While we continue to plan conservatively for 2010, we are encouraged by the improving order trends and stabilization in many of our end markets. Our focus on having great positions in good industries combined with our leading technologies linked to key mega-trends such as energy efficiency, safety, and security will drive growth at Honeywell as the economy recovers.”

Honeywell also reaffirmed its previously stated 2010 sales guidance of $31.3-32.2 billion, earnings per share of $2.20-2.40, and free cash flow of $2.4-2.7 billion (cash flow from operations of $3.1-3.4 billion).

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Q4 / Year-End Release - 2

Fourth Quarter Segment Highlights

Aerospace

•

Sales were down 18% compared with the fourth quarter of 2008, primarily due to lower volumes in the commercial aerospace aftermarket, original equipment sales to Business and General Aviation and Defense sales, partially offset by higher original equipment sales to large air transports and logistics services.

•	Segment profit was down 20% and segment margin decreased 60 bps to 18.6%, primarily due to volume declines, partially offset by cost savings initiatives and benefits from prior repositioning actions.

•

Honeywell Technology Solutions Inc. (HTSI) won a $257 million contract from the Army Sustainment Command to provide logistics services for U.S. Army personnel in Iraq.  For the next five years, Honeywell will provide logistics planning, supply services, maintenance management, and management of housing, facilities, property, and construction activities at 11 locations in Iraq for the 402nd Army Field Support Brigade.

•	Honeywell’s Enhanced Ground Proximity Warning System (EGPWS) for helicopters received technical design and production approval from the Federal Aviation Administration (FAA).

•

Honeywell will provide the fuel-efficient 131-9A Auxiliary Power Unit (APU) to Air Arabia, the first and leading low-cost carrier in the Middle East and North Africa, in a deal worth $36 million. The Honeywell 131-9A APUs will be included on new A320 purchases through 2016.

•

The U.S. Army will purchase additional Honeywell T55 engines and fielding kits for Chinook helicopters.  More than 5,300 T55 engines have been built and the fleet has accumulated more than seven million hours of global operation.

Automation and Control Solutions

•

Sales were down 4%, compared with the fourth quarter of 2008, resulting from slower economic growth in the U.S. and Europe, partially offset by the favorable impact of foreign exchange, continued growth in emerging regions, and the net favorable impact from acquisitions and divestitures.

•

Segment profit was up 5% and segment margins increased 130 bps to 14.7% driven by cost savings initiatives and benefits from prior repositioning actions, more than offsetting the unfavorable impact of lower volumes and inflation.

•

Building Solutions secured a $79 million renewable energy and building retrofit program with Eastern Illinois University. It combines energy-efficient facility upgrades with one of the largest biomass-fueled heating plants on a university campus and will help to reduce maintenance, improve infrastructure, and save approximately $140 million in energy and operating costs over the next two decades.

•

Honeywell was awarded an $11.4 million grant from the Department of Energy (DOE) as part of the largest single energy grid modernization investment in U.S. history. The grant was awarded under the American Recovery and Reinvestment Act (ARRA) and Honeywell was one of only four non-utility companies to receive funding. Honeywell will use the grant to support a critical peak pricing response program to help commercial and industrial customers of Southern California Edison (SCE) automatically implement energy management strategies to reduce costs and improve efficiency. Honeywell has won an additional $82 million as a result of DOE grants over the past 18 months to fund efforts across its businesses in renewable energy, electric batteries, and biofuels.

•

Scanning and Mobility signed a multi-year agreement with UPS to deploy nearly 100,000 mobile computers – making it one of the largest wins in the AIDC industry. UPS will replace its entire worldwide fleet of mobile computers with Honeywell products.

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Q4 / Year-End Release - 3

•

Process Solutions introduced a set of solutions, including a facility-wide greenhouse gas (GHG) emissions reporting dashboard, that can help U.S. process manufacturers comply with a new Environmental Protection Agency (EPA) regulation requiring specific facilities to track and report GHG emissions. The dashboard can meet this requirement in a simple, cost-effective, low-risk manner, and provide flexibility as environmental, regulatory, and operating conditions change in the future.

Transportation Systems

•	Sales were up 13% compared with the fourth quarter of 2008, due to higher volumes of turbochargers globally and the favorable impact of foreign exchange.

•

Segment profit was up from $6 million to $72 million and segment margins increased 670 bps to 7.4% driven by cost savings initiatives, benefits from prior period restructuring actions, and higher volumes.

•

Turbo Technologies was awarded new platform wins with customers including Ford, Peugeot, Volkswagen, BMW, and Perkins, estimated at approximately $1 billion in revenue over the life of the programs. The platforms span the European, Asian, and U.S markets for both gasoline and diesel passenger and commercial vehicle applications and are expected to launch beginning in 2011.

•

Honeywell continues to benefit from a high win-rate on attractive new turbo gas and turbo diesel platforms in 2010. The company unveiled its groundbreaking 3.5L EcoBoost on the Lincoln MKS, MKT, and Ford Taurus SHO, as well as the VNT™ DualBoost turbocharger on Ford's F350 all-new 6.7-Liter V-8 Power Stroke diesel engine.

Specialty Materials

•

Sales were down 5% compared with the fourth quarter of 2008, resulting from lower volumes and the unfavorable impact of pass-through raw material price declines at our Resins and Chemicals business, partially offset by higher petrochemical catalyst sales and modest market recovery and inventory restocking within our Electronic Materials business.

•	Segment profit was up 56% and segment margins increased 670 bps to 17.0% due to lower material costs, pricing initiatives, and cost savings initiatives.

•

Specialty Materials announced it will establish a new 400,000 square-foot Technology Center in Gurgaon, India, to expand its global research capabilities in refining, petrochemical, and other technologies to better serve customers in the region. The center will open later this year and will house pilot plants for developing and demonstrating refining and petrochemical process technology developed by Honeywell’s UOP business, and process and applications development for fluorine products and nylon materials.

•

Honeywell’s UOP signed an agreement with China National Petroleum Corp. to collaborate on a range of biofuel technologies and projects in China. The two companies will collaborate to demonstrate existing biofuel technology to produce green transportation fuels using feedstocks available within China.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (719) 325-4921 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call

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Q4 / Year-End Release - 4

from 11:00 a.m. EST, January 29, until midnight, February 5, by dialing (719) 457-0820. The access code is 6436779.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q4 / Year-End Release - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Product sales	$6,345	$6,849	$23,914	$29,212
Service sales	1,727	1,863	6,994	7,344

Net sales	8,072	8,712	30,908	36,556

Costs, expenses and other
Cost of products sold (A)	4,856	5,294	18,637	23,043
Cost of services sold (A)	1,094	1,229	4,548	4,951

	5,950	6,523	23,185	27,994
Selling, general and administrative expenses (A)	1,071	1,179	4,341	5,033
Other (income) expense	(69)	(19)	(55)	(748)
Interest and other financial charges	109	114	459	456

	7,061	7,797	27,930	32,735

Income before taxes	1,011	915	2,978	3,821
Tax expense	300	201	789	1,009

Net income	711	714	2,189	2,812

Less: Net income attributable to the noncontrolling interest	13	7	36	20

Net income attributable to Honeywell	$698	$707	$2,153	$2,792

Earnings per share of common stock - basic	$0.91	$0.97	$2.86	$3.79

Earnings per share of common stock - assuming dilution	$0.91	$0.97	$2.85	$3.76

Weighted average number of shares outstanding - basic	764	729	753	737

Weighted average number of shares outstanding - assuming dilution	769	730	756	744

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q4 / Year-End Release - 6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2009	2008	2009	2008

Aerospace	$2,663	$3,229	$10,763	$12,650

Automation and Control Solutions	3,409	3,534	12,611	14,018

Specialty Materials	1,027	1,086	4,144	5,266

Transportation Systems	972	863	3,389	4,622

Corporate	1	—	1	—

Total	$8,072	$8,712	$30,908	$36,556

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,

Segment Profit	2009	2008	2009	2008

Aerospace	$496	$619	$1,893	$2,300

Automation and Control Solutions	500	474	1,588	1,622

Specialty Materials	175	112	605	721

Transportation Systems	72	6	156	406

Corporate	(12)	(51)	(145)	(204)

Total Segment Profit	1,231	1,160	4,097	4,845

Other income/ (expense) (A)	66	5	29	685
Interest and other financial charges	(109)	(114)	(459)	(456)
Stock compensation expense (B)	(23)	(21)	(118)	(128)
Pension and other postretirement expense (B)	(45)	(24)	(93)	(113)
Repositioning and other charges (B)	(109)	(91)	(478)	(1,012)

Income before taxes	$1,011	$915	$2,978	$3,821

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q4 / Year-End Release - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$2,801	$2,065
Accounts, notes and other receivables	6,274	6,129
Inventories	3,446	3,848
Deferred income taxes	1,034	922
Other current assets	381	299

Total current assets	13,936	13,263

Investments and long-term receivables	579	670
Property, plant and equipment - net	4,847	4,934
Goodwill	10,494	10,185
Other intangible assets - net	2,174	2,267
Insurance recoveries for asbestos related liabilities	941	1,029
Deferred income taxes	2,017	2,135
Other assets	1,016	1,007

Total assets	$36,004	$35,490

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$3,633	$3,773
Short-term borrowings	45	56
Commercial paper	298	1,431
Current maturities of long-term debt	1,018	1,023
Accrued liabilities	6,153	6,006

Total current liabilities	11,147	12,289

Long-term debt	6,246	5,865
Deferred income taxes	542	698
Postretirement benefit obligations other than pensions	1,594	1,799
Asbestos related liabilities	1,040	1,538
Other liabilities	6,481	6,032
Shareowners’ equity	8,954	7,269

Total liabilities and shareowners’ equity	$36,004	$35,490

Q4 / Year-End Release - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

Cash flows from operating activities:
Net income attributable to Honeywell	$698	$707	$2,153	$2,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	246	210	957	903
Gain on sale of non-strategic businesses and assets	(72)	—	(87)	(635)
Repositioning and other charges	108	91	477	1,012
Net payments for repositioning and other charges	(211)	(209)	(658)	(446)
Pension and other postretirement expense	45	24	93	113
Pension and other postretirement benefit payments	(45)	(61)	(189)	(214)
Stock compensation expense	23	21	118	128
Deferred income taxes	(61)	(133)	371	115
Excess tax benefits from share based payment arrangements	(1)	—	(1)	(21)
Other	(13)	53	261	81
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	142	857	344	392
Inventories	129	232	479	(161)
Other current assets	18	29	(31)	25
Accounts payable	438	(362)	(167)	(152)
Accrued liabilities	(113)	(200)	(174)	(141)

Net cash provided by operating activities	1,331	1,259	3,946	3,791

Cash flows from investing activities:
Expenditures for property, plant and equipment	(257)	(332)	(609)	(884)
Proceeds from disposals of property, plant and equipment	10	1	31	53
Increase in investments	(24)	(2)	(24)	(6)
Decrease in investments	—	4	1	18
Cash paid for acquisitions, net of cash acquired	—	(73)	(468)	(2,181)
Proceeds from sales of businesses, net of fees paid	—	(12)	1	909
Other	(12)	61	(65)	68

Net cash used for investing activities	(283)	(353)	(1,133)	(2,023)

Cash flows from financing activities:
Net decrease in commercial paper	(398)	(784)	(1,133)	(325)
Net decrease in short-term borrowings	(208)	(23)	(521)	(1)
Proceeds from issuance of common stock	17	4	37	146
Proceeds from issuance of long-term debt	—	—	1,488	1,487
Payments of long-term debt	(2)	(3)	(1,106)	(428)
Excess tax benefits from share based payment arrangements	1	—	1	21
Repurchases of common stock	—	—	—	(1,459)
Cash dividends paid	(234)	(201)	(918)	(811)

Net cash used for financing activities	(824)	(1,007)	(2,152)	(1,370)

Effect of foreign exchange rate changes on cash and cash equivalents	(27)	(126)	75	(162)

Net increase in cash and cash equivalents	197	(227)	736	236
Cash and cash equivalents at beginning of period	2,604	2,292	2,065	1,829

Cash and cash equivalents at end of period	$2,801	$2,065	$2,801	$2,065

Q4 / Year-End Release - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Conversion (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

Cash provided by operating activities	$1,331	$1,259	$3,946	$3,791

Expenditures for property, plant and equipment	(257)	(332)	(609)	(884)

Free cash flow	1,074	927	3,337	2,907

Cash taxes relating to the sale of the Consumables Solutions business	—	166	—	166

Free cash flow excluding cash taxes relating to the sale of the Consumables Solutions business	$1,074	$1,093	$3,337	$3,073

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

	Three Months Ended December 31,	Twelve Months Ended December 31,

	2009	2009

Free cash flow	$1,074	$3,337

÷ Net income, attributable to Honeywell	698	2,153

Free cash flow conversion	154%	155%

We define free cash flow conversion as free cash flow divided by net income, attributable to Honeywell.

We believe that free cash flow, free cash flow less cash taxes related to the sale of the Consumables Solutions business, and free cash flow conversion are useful to investors and management as measures of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.